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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


  Date of report (Date of earliest event reported) JUNE 12, 2001 (MAY 31, 2001)



                    THE SOURCE INFORMATION MANAGEMENT COMPANY
             (Exact name of Registrant as specified in its charter)



                                    MISSOURI
                 (State or Other Jurisdiction of Incorporation)


        0-26238                                            43-1710906
(Commission File Number)                       (IRS Employer Identification No.)


     TWO CITY PLACE DRIVE, SUITE 380, ST. LOUIS, MISSOURI             63141
     (Address of principal executive offices)                    (Zip Code)


                                 (314) 995-9040
              (Registrant's telephone number, including area code)



                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On May 31, 2001, Registrant acquired the InterLink Companies, Inc., a Delaware corporation (formerly Deyco Acquisition Corporation) ("InterLink"), in a merger transaction (the "Merger") with a subsidiary of Registrant for 980,000 shares of Registrant's Common Stock and $1,200,000 in cash pursuant to an Agreement and Plan of Merger among the Registrant, Registrant's subsidiary, InterLink and InterLink's shareholders. Prior to the merger, Registrant owned approximately 15% of the issued and outstanding Common Stock and 100% of the Series B Preferred Stock of InterLink. InterLink was the holding company for International Periodical Distributors, Inc., a Nevada corporation ("IPD"); David
E. Young, Inc., a New York corporation ("Deyco"), and their affiliated companies. The purchase price was determined by arm's length negotiations between the parties. Registrant has agreed to use reasonable efforts to cause the Common Stock issued in the Merger to be registered under the Securities Act of 1933, as amended, for resale within six months after the Merger. The former InterLink shareholders have agreed that they will not sell Registrant's shares received in the Merger prior to six months after closing and that after the shares are registered as described above, they will not prior to the first anniversary of the closing (i) sell the Registrant's shares in the open market unless the shares are sold at a price higher than the previous days' closing price and no lower than the then prevailing bid price as quoted by Nasdaq; and
(ii) sell the Registrant's shares in excess of the volume limitations expressed in Rule 144 under the Securities Act, in each case, other than in a private transaction.

         In connection with the Merger Joseph Bianco, formerly Co-Chairman of InterLink, was elected a director of Registrant, Norman Raben, formerly Executive Vice President, Secretary and Treasurer of InterLink, was named Senior Vice President of Registrant and Registrant issued options to purchase up to an aggregate of 525,000 shares of its common stock to Mr. Raben and three officers of InterLink or its subsidiaries.

         IPD is the leading national and international direct distributor of magazines to major book chains and independent retailers, distributing more than 6,000 magazine titles to over 10,400 retail outlets domestically and in 68 countries internationally. IPD offers mass-market retailers a viable alternative from the traditional magazine distribution system. Under IPD's direct distribution system, magazines are delivered using common carriers such as UPS to service customers on a national basis whereas traditional distribution systems service customers in geographic territories via company-owned, high maintenance trucks.

         DEYCO is a full-service, national distributor serving the alternative distribution market. Deyco developed a niche in market areas that had been abandoned by the large traditional wholesalers and helped to establish what is now known as the Secondary Distribution Network, a vibrant market which represents, in aggregate, net billing in excess of $250 million in retail sales, of which Deyco services approximately 40%. Today DEYCO is a leading supplier to this class of trade, servicing over 350 wholesalers who sell to over 35,000 retailers with 1,600 magazine titles on behalf of over 160 publishers.



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial statements of businesses acquired.

         At present, it is impractical for Registrant to provide required financial statements for the InterLink business, but such financial statements will be filed by an amendment to this report within 60 days after the required time for filing for this report.

         (b)      Pro forma financial information.

         At present, it is impractical for Registrant to provide required pro forma financial information relative to the InterLink business, but such financial information will be filed by an amendment to this report within 60 days after the required time for filing for this report.

         (c)      Exhibits.

         See Exhibit Index attached hereto and incorporated herein by reference.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              THE SOURCE INFORMATION
                                              MANAGEMENT COMPANY



Date: June 12, 2001                              By: /s/  W. Brian Rodgers
      -------------                                  ---------------------
                                                     W. Brian Rodgers
                                                     Chief Financial Officer


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                                  EXHIBIT INDEX


EXHIBIT NO.       EXHIBIT

2. Agreement and Plan of Merger, dated as of May 31, 2001, by and among Registrant, Source-InterLink Acquisition, Inc., The InterLink Companies, Inc. and the Shareholders and Option Holders of the InterLink Companies, Inc. plus identification of omitted schedules and exhibits and agreement to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

99.               Registrant's Press Release issued June 4, 2001.